CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$50,295,000	$5,763.81

Pricing supplement no. 58

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 4-I dated November 14, 2011 and

underlying supplement no. 1-I dated November 14, 2011

12-#09-2011-R Registration Statement No. 333-177923 Dated December 13, 2011 Rule 424(b)(2)

$50,295,000
Capped Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund due December 26, 2012

General

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The notes are designed for investors who seek to participate in the appreciation of the closing price of one share of the iShares® MSCI Emerging Markets Index Fund, up to the Maximum Return of 19.15% at maturity and who anticipate that the closing price of one share of the Fund will not be less than the Initial Share Price by more than 30.00% on any day during the Monitoring Period. Investors should be willing to forgo interest and dividend payments and, if the closing price of one share of the Fund is less than the Initial Share Price by more than 30.00% on any day during the Monitoring Period, be willing to lose some or all of their principal at maturity. If the closing price of one share of the Fund is not less than the Initial Share Price by more than 30.00% on any day during the Monitoring Period, investors have the opportunity to receive the Contingent Minimum Return of 19.15% at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Senior unsecured obligations of JPMorgan Chase & Co. maturing December 26, 2012†
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
—	The notes priced on December 13, 2011 and are expected to settle on or about December 16, 2011.

Key Terms

Fund:	The iShares® MSCI Emerging Markets Index Fund (the “Fund”)
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	30.00%
Payment at Maturity:

If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Fund, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return), subject to the Maximum Return

If a Knock-Out Event has occurred, you will lose some or all of your initial investment at maturity if the Final Share Price is less than the Initial Share Price.

If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the Contingent Minimum Return. For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?” in this pricing supplement.

Maximum Return:	19.15%, which results in a maximum payment at maturity of $1,191.50 per $1,000 principal amount note
Contingent Minimum Return:	19.15%, which is equal to the Maximum Return
Monitoring Period:	The period from but excluding the pricing date to and including the Observation Date
Fund Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	The closing price of one share of the Fund on the pricing date, which was $37.55, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the Observation Date
Share Adjustment Factor:	Set initially at 1.0 on the pricing date and subject to adjustment upon the occurrence of certain events affecting the Fund. See “General Terms of Notes — Additional Fund Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.
Observation Date:	December 20, 2012†
Maturity Date:	December 26, 2012†
CUSIP:	48125VGH7
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” in the accompanying product supplement no. 4-I

Investing in the Capped Fund Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$10	$990
Total	$50,295,000	$502,950	$49,792,050
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-48 of the accompanying product supplement no. 4-I.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I. For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. The aggregate amount of these fees will be $10.00 per $1,000 principal amount note.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

December 13, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of this offering, the Contingent Minimum Return will be equal to the Maximum Return. Accordingly, if a Knock-Out Event has not occurred, your payment at maturity will reflect a fixed return equal to the Contingent Minimum Return/Maximum Return of 19.15%.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Share Price of $38.00 and reflect the Contingent Minimum Return of 19.15%, the Maximum Return of 19.15% and the Knock-Out Buffer Amount of 30.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return
Final Share Price	Fund Return	Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
$68.4000	80.00%	19.15%	19.15%
$64.6000	70.00%	19.15%	19.15%
$60.8000	60.00%	19.15%	19.15%
$57.0000	50.00%	19.15%	19.15%
$53.2000	40.00%	19.15%	19.15%
$49.4000	30.00%	19.15%	19.15%
$47.5000	25.00%	19.15%	19.15%
$45.6000	20.00%	19.15%	19.15%
$45.2770	19.15%	19.15%	19.15%
$43.7000	15.00%	19.15%	15.00%
$41.8000	10.00%	19.15%	10.00%
$39.9000	5.00%	19.15%	5.00%
$38.9500	2.50%	19.15%	2.50%
$38.3800	1.00%	19.15%	1.00%
$38.0000	0.00%	19.15%	0.00%
$36.1000	-5.00%	19.15%	-5.00%
$34.2000	-10.00%	19.15%	-10.00%
$30.4000	-20.00%	19.15%	-20.00%
$28.5000	-25.00%	19.15%	-25.00%
$26.6000	-30.00%	19.15%	-30.00%
$26.5962	-30.01%	N/A	-30.01%
$22.8000	-40.00%	N/A	-40.00%
$19.0000	-50.00%	N/A	-50.00%
$15.2000	-60.00%	N/A	-60.00%
$11.4000	-70.00%	N/A	-70.00%
$7.6000	-80.00%	N/A	-80.00%
$3.8000	-90.00%	N/A	-90.00%
$0.0000	-100.00%	N/A	-100.00%
(1)	The closing price of one share of the Fund is greater than or equal to $26.60 (70% of the hypothetical Initial Share Price) on each day during the Monitoring Period.
(2)	The closing price of one share of the Fund is less than $26.60 (70% of the hypothetical Initial Share Price) on at least one day during the Monitoring Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the closing price of one share of the Fund increases from the Initial Share Price of $38.00 to a Final Share Price of $38.95. Because a Knock-Out Event has not occurred, the investor receives a fixed return equal to the Contingent Minimum Return of 19.15%, for a payment at maturity of $1,191.50 per $1,000 principal amount note, regardless of the Fund Return.

Example 2: A Knock-Out Event has not occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $38.00 to a Final Share Price of $36.10. Because a Knock-Out Event has not occurred, the investor receives a fixed return equal to the Contingent Minimum Return of 19.15%, for a payment at maturity of $1,191.50 per $1,000 principal amount note, regardless of the Fund Return.

Example 3: A Knock-Out Event has occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $38.00 to a Final Share Price of $34.20. Because a Knock-Out Event has occurred and the Fund Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-2

Example 4: A Knock-Out Event has occurred, and the closing price of one share of the Fund increases from the Initial Share Price of $38.00 to a Final Share Price of $41.80. Because a Knock-Out Event has occurred and the Fund Return of 10% is less than the Maximum Return of 19.15%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10%) = $1,100

Example 5: The closing price of one share of the Fund increases from the Initial Share Price of $38.00 to a Final Share Price of $57.00. Because the Fund Return of 50% is greater than the Maximum Return of 19.15%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,191.50 per $1,000 principal amount note, the maximum payment on the notes.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — If a Knock-Out Event has occurred, the notes provide the opportunity to participate in the appreciation of the Fund, up to the Maximum Return of 19.15% at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity a fixed return equal to the Contingent Minimum Return of 19.15%, for a payment at maturity of $1,191.50 for every $1,000 principal amount note. The maximum payment at maturity is $1,191.50 per $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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RETURNS LINKED TO THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the notes is linked to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. Effective May 27, 2010, Israel has been reclassified as a developed market by MSCI Inc. Since that date, Israel is no longer included in the Underlying Index. For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and the accompanying underlying supplement no. 1-I dated November 14, 2011.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-3

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Fund and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Fund Return is positive or negative. If the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 30.00%, on any day during the Monitoring Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount of 30.00% will terminate. If a Knock-Out Event has occurred, for every 1% that the Final Share Price is less than the Initial Share Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you could lose some or all of your initial investment at maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 19.15%, regardless of the appreciation in the Fund, which may be significant.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that these hedging activities or other trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.

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THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the closing price of one share of the Fund on any day during the Monitoring Period is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 30.00%, the benefit provided by the Knock-Out Buffer Amount will terminate and you will be fully exposed to any depreciation in the Fund. We refer to this feature as a contingent buffer. Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the Fund subsequently increases such that the closing price of one share of the Fund is less than the Initial Share Price by not more than the Knock-Out Buffer Amount of 30.00%, or is equal to or greater than the Initial Share Price. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus the Contingent Minimum Return at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN OF 19.15% MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 30.00% on any day during the Monitoring Period, you will not be entitled to receive the Contingent Minimum Return of 19.15% on the notes. Under these circumstances, you will lose some or all of your investment at maturity and will be fully exposed to any depreciation in the Fund.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the equity securities held by the Fund or included in the Underlying Index would have.

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RISK OF A KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CLOSING PRICE OF THE FUND IS VOLATILE — The likelihood of the closing price of one share of the Fund declining from the Initial Share Price by more than the Knock-Out Buffer Amount of 30.00% on any day during the Monitoring Period, and thereby triggering a Knock-Out Event, will depend in large part on the volatility of the closing price of the Fund — the frequency and magnitude of changes in the closing price of the Fund.

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THERE ARE RISKS ASSOCIATED WITH THE INDEX FUND — Although the Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-4

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DIFFERENCES BETWEEN THE INDEX FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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NON-U.S. SECURITIES RISK — The equity securities underlying the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

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EMERGING MARKETS RISK — The equity securities underlying the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the Fund and the notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in those currencies in the Fund. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the net asset value of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments; and
—	the extent of government surpluses or deficits in issuing countries of those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of those currencies and the United States and other countries important to international trade and finance.

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THE ANTI-DILUTION PROTECTION FOR THE INDEX FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

—	the actual and expected volatility of the Fund;
—	the time to maturity of the notes;
—	whether a Knock-Out Event has occurred or is expected to occur;
—	the dividend rates on the equity securities underlying the Fund;
—	interest and yield rates in the market generally as well as in the markets of the equity securities held by the Fund;
—	a variety of economic, financial, political, regulatory and judicial events;
—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-5

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the weekly historical closing price of one share of the Fund from January 6, 2006 through December 9, 2011. The closing price of one share of the Fund on December 13, 2011 was $37.55. We obtained the closing prices of one share of the Fund below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical prices set forth in the graph below have been adjusted for 3-for-1 stock splits that were paid on July 24, 2008.

The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.2 to the Registration Statement on Form S-3 filed by us on November 14, 2011.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-6